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                                                                    EXHIBIT 4(k)


                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                           FOR THE GUARANTEE AGREEMENT

     This Assignment and Assumption Agreement (this "Agreement") is entered into as of August 31, 2002 by and between CenterPoint Energy, Inc., a Texas corporation (the "New Guarantor"), and Reliant Energy, Incorporated, a Texas corporation (the "Existing Guarantor").

     WHEREAS, the Existing Guarantor and the Bank of New York, as Trustee (the "Trustee"), are parties to the Guarantee Agreement (relating to REI Trust I) dated as of February 26, 1999 (the "Guarantee") in favor of the Holders of, and providing for the guaranty of, certain amounts relating to the 7.20% Trust Originated Preferred Securities issued by REI Trust I, a Delaware statutory business trust (the "Securities");

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 19, 2001, among the Existing Guarantor, the New Guarantor and Reliant Energy MergerCo, Inc., a Texas corporation and an indirect wholly owned subsidiary of the New Guarantor ("MergerCo"), MergerCo will be merged with and into the Existing Guarantor (the "Merger"), with the Existing Guarantor to be the surviving corporation, as a result of which, at the effective time of the Merger each share of common stock, without par value, of the Existing Guarantor will be converted into one share of the New Guarantor's common stock and the Existing Guarantor will become a wholly owned subsidiary of the New Guarantor;

     WHEREAS, concurrently with the Merger, the Existing Guarantor will (i) distribute the capital stock of all of its subsidiaries, other than certain financing subsidiaries, to the New Guarantor (the "Stock Distribution") and (ii) convey its Texas electric generation assets and certain buildings and related assets to indirect wholly owned subsidiaries of the New Guarantor (the "Asset Conveyance," and together with the Merger and the Stock Distribution, the "Restructuring");

     WHEREAS, the Restructuring is a transfer of the Existing Guarantor's properties and assets substantially as an entirety;

     WHEREAS, the sole asset of REI Trust I is an aggregate amount of junior subordinated debentures (the "Debentures"), issued under the Junior Subordinated Indenture dated as of February 15, 1999, as supplemented by Supplemental Indenture No. 1 dated as of February 15, 1999 between the Existing Guarantor and the Trustee (as supplemented, the "Indenture"), equal to the aggregate liquidation amount of the Securities and the common securities issued by REI Trust I;

     WHEREAS, as required by Section 10.01 of the Indenture, pursuant to Supplemental Indenture No. 2 dated as of the date hereof, the New Guarantor is assuming the




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obligations of the Existing Guarantor under the Debentures and the Indenture as transferee of the Existing Guarantor's properties and assets substantially as an entirety;

     WHEREAS, as contemplated by Section 9.01 of the Guarantee, the New Guarantor is hereby assuming all obligations of the Existing Guarantor under the Guarantee and for all purposes is becoming the "Guarantor" under the Guarantee;

     NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Assignment. The Existing Guarantor hereby assigns and delegates to the New Guarantor all of its rights and obligations under the Guarantee.

     2. Assumption. The New Guarantor hereby accepts the foregoing assignment by the Existing Guarantor and hereby assumes all of the Existing Guarantor's rights and obligations under the Guarantee.

     3. Substitution and Release. The New Guarantor unconditionally and irrevocably (i) agrees to be substituted for the Existing Guarantor under the Guarantee and for all purposes become the "Guarantor" under the Guarantee and
(ii) releases the Existing Guarantor from all liabilities and obligations under the Guarantee.

     4. Miscellaneous. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. This Agreement shall inure to the benefit of the Holders (as defined in the Guarantee) and their respective successors and assigns, and is entered into by the New Guarantor for the express benefit of such Holders and the Existing Guarantor.



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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.



                                       CENTERPOINT ENERGY, INC.


                                       By:           /s/ Rufus Scott
                                          --------------------------------------
                                          Name: Rufus Scott
                                                Title: Vice President



                                       RELIANT ENERGY, INCORPORATED


                                       By:          /s/ Marc Kilbride
                                          --------------------------------------
                                          Name: Marc Kilbride
                                          Title: Treasurer



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